                                                                     EXHIBIT 2.1


================================================================================

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                    among:


                               PlaceWare, Inc.,
                            a Delaware corporation;

                           Gromit Acquisition Corp.,
                            a Delaware corporation;

                              Envoy i-Con, Inc.,
                            an Oregon corporation;

          The Shareholders of Envoy i-Con, Inc. listed on Exhibit A;

                                      and

                        Robert J. Jesenik and Mark Reed
                                   as Agents



                          ___________________________

                           Dated as of June 16, 2000
                          ___________________________


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

                               Table Of Contents

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SECTION 1.Description Of Transaction.....................................  1

     1.1   Merger of Merger Sub into the Company.........................  1
     1.2   Effect of the Merger..........................................  1
     1.3   Closing; Effective Time.......................................  1
     1.4   Articles of Incorporation and Bylaws; Directors and Officers..  2
     1.5   Conversion of Shares..........................................  2
     1.6   Conversion of Employee Stock Options and Warrants.............  3
     1.7   Closing of the Company's Transfer Books.......................  4
     1.8   Exchange of Certificates......................................  4
     1.9   Dissenters' Rights............................................  5
     1.10  Escrow........................................................  6
     1.11  Tax Consequences..............................................  7
     1.12  Further Action................................................  7
     1.13  Market Stand-Off Agreement....................................  7

SECTION 2.Representations And Warranties Of The Company And The Key
          Shareholders...................................................  7

     2.1   Due Organization; No Subsidiaries; Etc........................  7
     2.2   Articles of Incorporation and Bylaws; Records.................  8
     2.3   Capitalization, Etc...........................................  9
     2.4   Financial Statements.......................................... 10
     2.5   Absence of Changes............................................ 10
     2.6   Personal Property............................................. 12
     2.7   Bank Accounts; Receivables.................................... 12
     2.8   Equipment; Leasehold.......................................... 12
     2.9   Proprietary Assets............................................ 13
     2.10  Contracts..................................................... 14
     2.11  Liabilities................................................... 16
     2.12  Compliance with Legal Requirements............................ 17
     2.13  Governmental Authorizations................................... 17
     2.14  Tax Matters................................................... 17

                                       i.

                               Table Of Contents
                                  (CONTINUED)

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     2.15  Employee and Labor Matters; Benefit Plans..................... 18
     2.16  Environmental Matters......................................... 21
     2.17  Insurance..................................................... 21
     2.18  Related Party Transactions.................................... 22
     2.19  Legal Proceedings; Orders..................................... 22
     2.20  Authority; Binding Nature of Agreement........................ 22
     2.21  Non-Contravention; Consents................................... 23
     2.22  Full Disclosure............................................... 24

SECTION 3.Additional Representations And Warranties Of The Key
          Shareholders................................................... 24
     3.1   Requisite Power and Authority................................. 24
     3.2   Investment Representations.................................... 24
     3.3   Transfer Restrictions......................................... 25

SECTION 4.Representations And Warranties Of Parent And Merger Sub........ 26

     4.1   Capitalization................................................ 26
     4.2   Authority; Binding Nature of Agreement........................ 27
     4.3   Valid Issuance................................................ 27
     4.4   Organization and Standing..................................... 27
     4.5   Non-Contravention; Consents................................... 27
     4.6   Compliance with Other Instruments............................. 28
     4.7   Financial Statements.......................................... 28
     4.8   Absence of Changes............................................ 29
     4.9   Liabilities................................................... 30
     4.10  Litigation.................................................... 30
     4.11  Environmental Matters......................................... 30
     4.12  Tax Free Reorganization....................................... 31
     4.13  Full Disclosure............................................... 32

SECTION 5.Covenants Of The Parties....................................... 32

     5.1   Access and Investigation...................................... 32
     5.2   Operation of the Company's Business........................... 32

                                      ii.

                               Table Of Contents
                                  (CONTINUED)

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     5.3   Notification; Updates to Disclosure Schedule.................. 34
     5.4   No Negotiation................................................ 35
     5.5   Filings and Consents.......................................... 35
     5.6   Public Announcements.......................................... 35
     5.7   Termination of Agreements..................................... 35
     5.8   FIRPTA Matters................................................ 36
     5.9   Release....................................................... 36
     5.10  Investment Representation Letter.............................. 36
     5.11  Investor Rights Agreement..................................... 36
     5.12  Tax-Free Reorganization....................................... 36
     5.13  Blue Sky Laws................................................. 36
     5.14  Restated Certificate of Incorporation......................... 37
     5.15  Termination of 401(k) Plan.................................... 37

SECTION 6.Conditions Precedent To Obligations Of Parent And
          Merger Sub..................................................... 37

     6.1   Accuracy of Representations................................... 37
     6.2   Performance of Covenants...................................... 37
     6.3   Shareholder Approval.......................................... 37
     6.4   Consents...................................................... 37
     6.5   Agreements and Documents...................................... 38
     6.6   Divestiture of Subsidiary..................................... 38
     6.7   FIRPTA Compliance............................................. 38
     6.8   No Restraints................................................. 38
     6.9   No Legal Proceedings.......................................... 38
     6.10  Filing of Restated Certificate of Incorporation............... 38
     6.11  Filing of Articles of Merger and Certificate of Merger........ 39
     6.12  Termination of Existing Employment Agreements................. 39
     6.13  Termination of 401(k) Plan.................................... 39

SECTION 7.Conditions Precedent To Obligations Of The Company And The
          Shareholders................................................... 39

     7.1   Accuracy of Representations................................... 39

                                      iii.

                               Table Of Contents
                                  (CONTINUED)

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     7.2   Performance of Covenants...................................... 39
     7.3   Documents..................................................... 39
     7.4   No Restraints................................................. 39
     7.5   Consents...................................................... 40
     7.6   Shareholder Approval.......................................... 40
     7.7   No Legal Proceedings.......................................... 40
     7.8   Filing of Restated Certificate of Incorporation............... 40
     7.9   Filing of Articles of Merger and Certificate of Merger........ 40
     7.10  Qualification as a Tax-Free Reorganization.................... 40

SECTION 8.Indemnification, Etc........................................... 40

     8.1   Survival of Representations, Etc.............................. 40
     8.2   Indemnification by Shareholders............................... 41
     8.3   Satisfaction of Indemnification Claim......................... 42
     8.4   Threshold..................................................... 42
     8.5   No Contribution............................................... 43
     8.6   Defense of Third Party Claims................................. 43
     8.7   Exercise of Remedies by Indemnitees Other Than Parent......... 43

SECTION 9.Termination.................................................... 44

     9.1   Termination Events............................................ 44
     9.2   Termination Procedures........................................ 44
     9.3   Effect of Termination......................................... 45

SECTION 10.Miscellaneous Provisions...................................... 45

    10.1   Agents........................................................ 45
    10.2   Further Assurances............................................ 45
    10.3   Fees and Expenses............................................. 46
    10.4   Attorneys' Fees............................................... 46
    10.5   Notices....................................................... 46
    10.6   Confidentiality............................................... 47
    10.7   Time of the Essence........................................... 48
    10.8   Headings...................................................... 48

                                      iv.


                               Table Of Contents
                                  (CONTINUED)

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    10.9   Counterparts.................................................. 48
    10.10  Governing Law................................................. 48
    10.11  Successors and Assigns........................................ 48
    10.12  Remedies Cumulative; Specific Performance..................... 48
    10.13  Waiver........................................................ 48
    10.14  Amendments.................................................... 49
    10.15  Severability.................................................. 49
    10.16  Parties in Interest........................................... 49
    10.17  Entire Agreement.............................................. 49
    10.18  Construction.................................................. 49
    10.19  Withholding Obligations....................................... 50

                                       v.

                              AGREEMENT AND PLAN
                         OF MERGER AND REORGANIZATION

     This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of June 16, 2000, by and among: PlaceWare, Inc., a Delaware corporation ("Parent"); Gromit Acquisition Corp., a Delaware corporation ("Merger Sub"); Envoy i-Con, Inc., an Oregon corporation (the "Company"), the shareholders of the Company listed on Exhibit A (each a "Key Shareholder" and, collectively, the "Key Shareholders"), and Robert J. Jesenik and Mark Reed, as agents (the "Agents") of the shareholders of the Company as provided herein. Certain other capitalized terms used in this Agreement are defined herein and in Exhibit B.

                                   Recitals

     A. Parent, Merger Sub, the Company and the Key Shareholders intend to effect a merger of Merger Sub into the Company in accordance with this Agreement, Chapter 60 of the Oregon Revised Statutes ("ORS") and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company, and by the sole stockholder of Merger Sub and the Key Shareholders.


                                   Agreement

     The parties to this Agreement agree as follows:

SECTION 1.  Description of Transaction

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Merger Sub shall be merged into the Company, and the separate existence of the Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ORS and the Delaware General Corporation Law ("DGCL").

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo

Alto Square, 3000 El Camino Real, Palo Alto, California, 94306 at 1:00 p.m. on the earliest practicable business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7 of this Agreement, but in no case later than June 30, 2000 (the "Scheduled Closing Time"). The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with or as promptly as practicable after the Closing, properly executed articles of merger conforming to the requirements of Section 60.494 of the Oregon Revised Statutes ("ORS") shall be filed with the Secretary of State of the State of Oregon and properly executed certificate of merger conforming to the requirements of Section 251 of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time that such certificate of merger is filed with and has been accepted by the Secretary of State of the State of Oregon (the "Effective Time").

     1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:

          (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time in a form reasonably acceptable to Parent;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated at the Effective Time in a form reasonably acceptable to Parent; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective time.

     1.5 Conversion of Shares. Subject to Section 1.8(c), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company (each a "Shareholder" and collectively, the "Shareholders"):

          (a) each share of the Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Company, par value $0.001 per share (the "Company Common Stock").

          (b) the Company Common Stock of each shareholder of the Company shall convert to the right to receive an amount of Parent Common Stock equal to the amount of that Shareholder's Company Common Stock multiplied by the Common Conversion Ratio, rounded down to the nearest whole number of shares of Parent Common Stock (individually, the "Common Shareholder's Common Share Allocation").

          (c) the Series A Preferred Stock of the Company, par value $0.001 per share (the "Company Preferred Stock") of each Shareholder shall convert to the right to receive (i) an amount of Series D Preferred Stock of the Parent ("Parent Preferred Stock") equal to the amount of that Shareholder's Company Preferred Stock multiplied by the Preferred Conversion Ratio, rounded down to the nearest whole number of shares of Parent Preferred Stock (the "Preferred Shareholder's Preferred Share Allocation"), and (ii) an amount of Parent Common

                                       2.

Stock equal to the amount of that Shareholder's Company Preferred Stock multiplied by the Special Preferred Conversion Ratio, rounded down to the nearest whole number of shares of Parent Common Stock (the "Preferred Shareholder's Common Share Allocation" and collectively with the Preferred Shareholder's Preferred Share Allocation and the Common Shareholder's Common Share Allocation, the "Consideration").

          (d) the common conversion ratio (the "Common Conversion Ratio") shall equal the quotient of (A) the difference between (i) one million three hundred sixty nine thousand four hundred forty four (1,369,444) shares of the Parent Common Stock, minus (ii) the total number of shares of Parent Preferred Stock and Parent Common Stock issued pursuant to Section 1.5(c) above, divided by (B) number of shares outstanding of the Company Common Stock (including any outstanding options and warrants to receive such Company Common Stock).

          (e) the preferred conversion ratio (the "Preferred Conversion Ratio") shall equal 0.1565.

          (f) the special preferred conversion ratio (the "Special Preferred Conversion Ratio") shall equal 0.2028.

     1.6  Conversion of Employee Stock Options and Warrants.

          (a) At the Effective Time, each stock option that is then outstanding under the Company's 1999 Stock Incentive Compensation Plan (the "Stock Plan"), whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's Stock Plan and the stock option agreement by which such Company Option is evidenced in such manner that Parent (i) is "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be a transaction within Section 424 of the Code. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock, and the status as an "incentive stock option" under Section 422 of the Code of any Company Option shall be unchanged. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Common Conversion Ratio (as defined in Section 1.5(d)), rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Common Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further

                                       3.

adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company's Stock Plan and otherwise) to effectuate the provisions of this Section 1.6. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option.

          (b) Any outstanding warrant to purchase shares of Company Common Stock, whether or not vested or exercisable, shall be assumed by Parent and shall constitute a warrant to acquire, on the terms and conditions stated in such warrant, the number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that were subject to such warrant immediately prior to the Effective Time multiplied by the Common Conversion Ratio rounded down to the nearest whole number of shares of Parent Common Stock, at an exercise price equal to the exercise price per share of Company Common Stock subject to such warrant divided by the Common Conversion Ration, and rounded down to the nearest whole cent. Any warrant assumed in accordance with the provisions of this Section shall be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time.

     1.7 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock (the "Company Capital Stock") that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  Exchange of Certificates.

          (a) At or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock or Parent Preferred Stock, as applicable. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock or Parent Preferred Stock that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, for all

                                       4.

corporate purposes, to evidence the number of shares of Parent Common Stock or Parent Preferred Stock as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock or Parent Preferred Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock or Parent Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock or Parent Preferred Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8.

          (c) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock or Parent Preferred Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) If, prior to the Effective Time, Parent recapitalizes through a split-up of its outstanding shares of capital stock into a greater number, or a combination of its outstanding shares of capital stock into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares of capital stock into the same or a different number of shares of other classes of capital stock, or declares a dividend on its outstanding shares of capital stock payable in shares or securities convertible into shares, the number of shares of Parent Common Stock and Parent Preferred Stock into which the shares of Company Capital Stock are to be converted, and the number of shares of Parent Common Stock issuable upon the exercise of each assumed option and warrant, will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Company Capital Stock, options and warrants, and the holders of shares of capital stock of Parent.

     1.9  Dissenters' Rights.

          (a) Notwithstanding anything to the contrary contained in this Agreement, Appraisal Shares (as defined in Section 1.9(c)) shall not be converted into or represent the right to receive Parent Common Stock or Parent Preferred Stock in accordance with Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder in Sections 60.551 et seq. of the ORS. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall waive, rescind, withdraw or otherwise lose such holder's right of appraisal under Sections 60.551 et seq. of the ORS, then (i) any right of such holder to require

                                       5.

the Company to purchase the Appraisal Shares for cash shall be extinguished and
(ii) such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock or Parent Preferred Stock in accordance with Section 1.5(a) (and cash in lieu of any fractional share in accordance with Section 1.8(c)).

          (b) The Company (i) shall give Parent prompt written notice of any demand by any shareholder of the Company for appraisal of such shareholder's shares of Company capital stock pursuant to the ORS and of any other notice, demand or instrument delivered to the Company pursuant to the ORS, and (ii) shall give Parent's Representatives the opportunity to participate in all negotiations and proceedings with respect to any such notice, demand or instrument. The Company shall not make any payment or settlement offer with respect to any such notice or demand unless Parent shall have consented in writing to such payment or settlement offer, such consent not to be unreasonably withheld.

          (c) For purposes of this Agreement, "Appraisal Shares" shall refer to any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time that are held by a "dissenter" within the meaning of Section 60.551(3) of the ORS.

     1.10 Escrow.

          (a) As soon as practicable after the Effective Time, the Escrow Shares (as defined in Section 1.10(c)), without any act of any Shareholders, will be deposited by Parent into an escrow fund with an independent escrow company mutually acceptable to the Parent and the Company (the "Escrow Fund") to be governed by the terms set forth herein and the Escrow Agreement in the form of Exhibit C (the "Escrow Agreement"). The Escrow Fund shall be available to indemnify the Parent for losses resulting from breaches of representations, warranties and covenants contained in this Agreement.

          (b) Subject to the following requirements, the Escrow Fund shall remain in existence (the "Escrow Period") until twelve (12) months after the Closing. Upon the expiration of such Escrow Period, the Escrow Shares shall be distributed to the Shareholders in accordance with the provision of the Escrow Agreement and the Escrow Fund shall terminate with respect to all Escrow Shares; provided, however, that the number of Escrow Shares, which, in the good faith, reasonable judgment of Parent are necessary to satisfy any unsatisfied claims specified in any Claim Notice (as defined in the Escrow Agreement) delivered to the Agents prior to the expiration of such Escrow Period, shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, Parent shall deliver to the Shareholders all Parent Common Stock and Parent Preferred Stock remaining in the Escrow Fund and not required to satisfy such claims. Deliveries of Parent Common Stock and Parent Preferred Stock to the Shareholders pursuant to this Section 1.10(b) and the Escrow Agreement shall, subject to any claims having been made specifically with respect to any Key Shareholder's Parent Common Stock and Parent Preferred Stock remaining in the Escrow Fund, be made in proportion to their respective original contributions to the Escrow Fund.

                                       6.

          (c) For purposes of this Agreement, "Escrow Shares" shall mean twenty percent (20.0%) of the Consideration. The number of shares to be contributed to the Escrow Fund by each Shareholder shall be equal to the ratio of (A) the number of shares of the Consideration to be issued in the Merger to such Shareholder to (B) the number of shares of the Consideration to be issued in the Merger to all Shareholders.

          (d) Upon the satisfactory completion of the closing condition specified below at Section 6.6, the number of shares to be held as Escrow Shares shall be reduced to ten percent (10.0%) of the Consideration.

     1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(c) and 1.368-3(a) of the United States Treasury Regulations.

     1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

     1.13 Market Stand-Off Agreement. So long as the officers and directors of Parent also so agree, the Shareholders shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any of the Consideration or other securities of Parent held by the Shareholders (the "Restricted Securities"), for a period of time specified by the underwriter (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of Parent filed under the Act. So long as the officers and directors of Parent also agree, the Shareholders agree to execute and deliver such other agreements as may be reasonably requested by Parent and/or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing, Parent may impose stop-transfer instructions with respect to the Shareholders' Restricted Securities until the end of such period.

SECTION 2.  Representations and Warranties of the Company and the Key
Shareholders

     The Company and the Key Shareholders jointly and severally represent and warrant, to and for the benefit of the Indemnitees, and except as set forth on the Company Disclosure Schedule attached hereto, as follows:

     2.1  Due Organization; No Subsidiaries; Etc.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own

                                       7.

and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

          (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names "Envoy i-Con, Inc.," "EnvoyGlobal.com" and "i-Con Holdings, Inc."

          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Company Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Company Disclosure Schedule.

          (d)  Part 2.1 of the Company Disclosure Schedule accurately sets forth
(i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

          (e) Except as set forth in Part 2.1 of the Company Disclosure Schedule, the Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

     2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (1) the Company's Articles of Incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company at which material corporate actions were taken or authorized that are not reflected in such minutes or other records in all material respects. There has not been any violation of any of the provisions of the Company's Articles of Incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The stock records, minute books and other similar records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

                                       8.

     2.3  Capitalization, Etc.

          (a) The authorized capital stock of the Company consists of: (i) 25,000,000 shares of Common Stock (par value $0.001 per share), of which 6,649,183 shares have been issued and are outstanding as of the date of this Agreement (which includes 350,000 shares to be issued to JMW Capital or JMW Capital's designees prior to the Closing of this Agreement as payment for services rendered relating to the Merger) and (ii) 10,000,000 shares of Preferred Stock (par value $0.001 per share), 1,000,000 of which have been designated Series A Preferred Stock, of which 703,534 shares have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3 of the Company Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

          (b) The Company has reserved 1,700,000 shares of Company Common Stock for issuance under its Stock Plan, of which options to purchase 1,350,500 shares are outstanding as of the date of this Agreement, of which 299,183 shares of Company Common Stock have been issued as a result of the exercise of options.
Part 2.3 of the Company Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether or not such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. Except as set forth in Part 2.3 of the Company Disclosure Schedule, there is no:
(i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the knowledge of the Company and the Key Shareholders, condition or circumstance that may give rise to or provide a basis for the assertion of a valid claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (c) All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding Company Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (d) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.

                                       9.

     2.4  Financial Statements.

          (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"): the audited balance sheet of the Company as of December 31, 1999, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the year then ended together with the notes thereto and the unqualified audit report of KPMG, LLP relating thereto; and the unaudited balance sheet of the Company as of April 30, 2000 (the "Statement Date") and the related income statement for the four month period then ended.

          (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the unaudited financial statement are subject to normal year-end adjustments, which will not be material, and do not contain the footnotes and other disclosures required for audited financial statements).


     2.5  Absence of Changes. Since the Statement Date, except as set forth in
Part 2.5 of the Company Disclosure Schedule and as otherwise contemplated by this Agreement:

          (a) there has not been any event resulting in a Material Adverse Effect on the Company, and, to the knowledge of the Company and the Key Shareholders, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's material assets (whether or not covered by insurance);

          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d)  the Company has not sold, issued or authorized the issuance of
(i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

                                      10.

          (f) there has been no amendment to the Company's Articles of Incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Statement Date, exceeds $50,000;

          (i) the Company has not, other than license agreements for software in the standard form, (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Material Contract;

          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right; except, in each case, (x) for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices or (y) the acquisition or disposition of rights or assets required under this Agreement;

          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000;

          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

          (p)  the Company has not made any material Tax election;

                                      11.

          (q)  the Company has not commenced or settled any Legal Proceeding;

          (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6 Personal Property. Part 2.6 of the Company Disclosure Schedule contains a list of each item of personal property having a current value in excess of $5,000 that is owned, leased, rented or used by the Company other than the Company Proprietary Assets (the "Personal Property"). The Personal Property is free and clear of all Encumbrances, except (i) as reflected in the Financial Statements, (ii) for Encumbrances related to Taxes not yet due and payable by the Company, (iii) to the knowledge of the Company and the Key Shareholders, Encumbrances created by lessors to the Company; and (iv) for liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the property subject thereto or materially impair the operations of the Company (collectively, "Permitted Encumbrances"). Other than leased Personal Property that is so noted on Schedule 2.6, the Company owns such Personal Property.

     2.7  Bank Accounts; Receivables.

          (a) Part 2.7(a) of the Company Disclosure Schedule provides the names and locations of each bank or financial institution at which the Company maintains accounts of any nature and the balances in such accounts as of June 1, 2000.

          (b) Part 2.7(b) of the Company Disclosure Schedule provides an accurate and complete in all material respects breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Statement Date. All existing accounts receivable of the Company (including those accounts receivable reflected on the Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Statement Date and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $100,000 in the aggregate).

     2.8  Equipment; Leasehold.

          (a) All material items of equipment and other material tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

                                      12.

          (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 2.10 of the Company Disclosure Schedule.

     2.9  Proprietary Assets.

          (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Company Proprietary Asset owned by the Company registered by anyone with any Governmental Body or for which an application has been filed by anyone with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person and material to business of the Company as presently conducted (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. The Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all liens and other Encumbrances except for Permitted Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. The Company is not obligated to make any ongoing royalty or similar payment in excess of $6,000 per year to any Person for the use of any Company Proprietary Asset. The Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights. Portions of the Company Proprietary Assets are derived from the public domain or are freeware, and no ownership is asserted by the Company or the Key Shareholders with respect to such portions.

          (b) The Company has taken reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value, in the aggregate, would not be impaired in any material respect by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. The Company has not (other than pursuant to license agreements on the Company's standard form or otherwise identified in Part 2.10(a)(ii) of the Company Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (c) To the knowledge of the Company and the Key Shareholders, none of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. To the knowledge of the Company and the Key Shareholders, the Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential

                                      13.

infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the knowledge of the Company and the Key Shareholders, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset owned by the Company.

          (d) (i) Each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim made to the Company or the Key Shareholders by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. The Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and the Company has not entered into any covenant not to compete or Contract limiting its ability to license or sell any of the Company Proprietary Assets in any market or geographical area or to any Person.

          (f) (i) All current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of the Special Terms of Employment Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of the Transfer of Copyright Agreement previously delivered to Parent.

     2.10 Contracts.

          (a) Part 2.10 of the Company Disclosure Schedule identifies (except for Company contracts individually in an amount or having a value less than $25,000):

               (i) each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Company Proprietary Asset (other than any software license in the Company's standard form);

               (iii) each noncompetition agreement or other arrangement that would prevent the Company from carrying on its business anywhere in the world;

                                      14.

               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;

               (vi) each Company Contract relating to the creation of any Encumbrance with respect to any material asset of the Company;

               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

               (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (ix) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

               (x) each Company Contract constituting or relating to a Government Contract or Government Bid (other than any software license in the Company's standard form);

               (xi) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices; any other Company Contract that has a term of more than six months and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

               (xii) involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate.

(Contracts in the respective categories described in clauses "(i)" through "(xii)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered to Parent accurate and complete copies of all written Material Contracts identified in Part 2.10 of the Company Disclosure Schedule, including all amendments thereto. Part 2.10 (b) of the Company Disclosure Schedule provides an accurate description of the terms of each Company Contract that is not in written form. Each Contract identified in
Part 2.10 of the Company Disclosure Schedule is valid and in full force and effect, and, to the knowledge of the Company and the Key Shareholders, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

                                      15.

          (c)  Except as set forth in Part 2.10(c) of the Company Disclosure
Schedule:

               (i) to the knowledge of the Company and the Key Shareholders, the Company is not in breach or default under, any Material Contract, and, to the knowledge of the Company and the Key Shareholders, no other Person has violated or breached, or committed any default under, any Company Contract;

               (ii) to the knowledge of the Company and the Key Shareholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of, or constitute a default under, any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract,
(C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

               (iii) since inception, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

               (iv) the Company has not waived any of its material rights under any Material Contract.

          (d) Except as set forth in Part 2.10(d) of the Company Disclosure Schedule, no Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

          (e) The Company Contracts identified in Part 2.10 of the Company Disclosure Schedule collectively constitute all of the Material Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

          (f) Part 2.10(f) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Contract material to the Company that has not been rejected as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 2000 and not in the ordinary course of business.

     2.11 Liabilities. To the best of the knowledge of the Company and the Key Shareholders, after reasonable investigation, the Company has no material accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due) that is not reflected, reserved against or disclosed in the Company Financial Statements, except for: (a) liabilities incurred by the Company since the Statement Date in the ordinary course of business and consistent with the Company's past practices; and (b) liabilities under the Company Contracts identified in Part 2.10 of the Company Disclosure

                                      16.

Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts.

     2.12 Compliance with Legal Requirements. To the knowledge of the Company and the Key Shareholders, the Company is, and has at all times since inception been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 Governmental Authorizations. Part 2.13 of the Company Disclosure
Schedule identifies each material Governmental Authorization held by the Company necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule are valid and in full force and effect. The Company is, and at all times since inception has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Company Disclosure Schedule. Since inception, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization, in any case, except for those that could not reasonably be expected to have a Material Adverse Effect on the Company.

     2.14 Tax Matters.

          (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable material Legal Requirements. All amounts shown on the Company Returns to be due and payable on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since inception.

          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes that accrue during the period from the Statement Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

                                      17.

          (c) No Company Return has ever been examined or audited by any Governmental Body. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (d) No claim or Proceeding is pending or, to the knowledge of the Company or the Key Shareholders, has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

     2.15 Employee and Labor Matters; Benefit Plans.

          (a) Part 2.15(a) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company ("Employee"), except for Plans which would not require the Company to make payments or provide benefits having a value in excess of $10,000 in the aggregate during any year.

          (b) The Company does not maintain, sponsor or contribute to, and, to the knowledge of the Company and the Key Shareholders, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not

                                      18.

excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) The Company maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Company Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d)  With respect to each Plan, the Company has delivered to Parent:

               (i) an accurate and complete copy of such Plan (including all amendments thereto);

               (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

               (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

               (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e) The Company is not required to be, and, to the knowledge of the Company and the Key Shareholders, has never been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or
Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the knowledge of the Company and the Key Shareholders, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

                                      19.

          (f) The Company does not have any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any Employee.

          (g) No Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and neither the Company nor any of the Key Shareholders is aware of any reason why any such determination letter should be revoked.

          (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former Employee or director of the Company (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (l) Part 2.15(l) of the Company Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. All of the Company's employees are "at will" employees.

          (m) Part 2.15(m) of the Company Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

                                      20.

          (n) The Company is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) None of the Key Shareholders has actual knowledge that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's key employees presently intends to terminate his or her employment with the Company.

     2.16 Environmental Matters. To the knowledge of the Company, the Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws and necessary for the conduct of the Company's business, and compliance with the terms and conditions thereof in all material respects. The Company has not received any written notice or other written communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company and Key Shareholders, there are no circumstances that may prevent or interfere in any material respect with the Company's compliance with any Environmental Law in the future. To the knowledge of the Company and the Key Shareholders, no current or prior owner of any property leased or controlled by the Company has received any written notice or other written communication , whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Company Disclosure Schedules. For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

     2.17 Insurance. Part 2.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder (other than health and dental claims), and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Company Disclosure Schedule is in full force and effect. Since inception, the Company has not received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy currently in effect, (b) refusal of any material coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

                                      21.

     2.18 Related Party Transactions. (a) No Related Party has, and no Related Party has at any time since inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company;
(b) no Related Party is, or has at any time since inception been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, material transaction or material business dealing involving the Company; (d) no Related Party is competing, or has at any time since inception competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under company Options and rights as an employee of the Company). For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Shareholders who holds at least one percent (1%) of the outstanding capital stock of the Company; (ii) each individual who is an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     2.19 Legal Proceedings; Orders.

          (a) There is no pending Legal Proceeding, and to the knowledge of the Company and the Key Shareholders, no Person has threatened to commence any Legal
Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or, to the knowledge of the Company and the Key Shareholders, any Person whose liability with respect to such Legal Proceeding the Company has or may have retained or assumed, either contractually or by operation of law; or
(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Company and the Key Shareholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding and that could reasonably be expected to have a Material Adverse Effect on the Company.

          (b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is currently subject. None of the Key Shareholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the knowledge of the Company and the Key Shareholders, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 Authority; Binding Nature of Agreement. The Company has full power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the

                                      22.

Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.21 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's Articles of Incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

          (b) contravene, conflict with or result in a violation of, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or (e) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of the Company's Stock Plan or the option agreements outstanding thereunder; or

          (f) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances and except for liens or other Encumbrances attributable to PlaceWare or its affiliates).

Except as otherwise provided for in this Agreement for filings related to the execution of this Agreement and as may be required upon or after the Closing, including, without limitation, the filing of this Agreement and officers' certificates with the Delaware Secretary of State and the Oregon Secretary of State and appropriate documents with the relevant authorities of other states in which Parent, Merger Sub or the Company is qualified to do business, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or

                                      23.

any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     2.22 Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not, and the Key Shareholders' Closing Certificate will not, (i) contain any representation, warranty or information of the Company and the Key Shareholders that is false or misleading with respect to any material fact, or
(ii) omit to state any material fact necessary in order to make the representations, warranties and information of the Company and the Key Shareholders contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading in any material respect.

SECTION 3. Additional Representations And Warranties Of The Key Shareholders.

           Each Key Shareholder hereby severally, and not jointly, represents and warrants to Parent and Merger Sub as follows (such representations and warranties do not lessen or obviate the representations and warranties of the Company and the Key Shareholders set forth in Section 2 of this Agreement):

     3.1 Requisite Power and Authority. Key Shareholder has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on Key Shareholder's part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to the Closing. Upon execution and delivery, this Agreement will be the valid and binding obligation of Key Shareholder, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.2 Investment Representations. Key Shareholder understands that shares of Parent Common Stock and Parent Preferred Stock to be issued in the Merger (the "Shares") have not been registered under the Securities Act. Key Shareholder also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Key Shareholder's representations contained in this Agreement. Key Shareholder hereby represents and warrants as follows:

           (a) Key Shareholder Bears Economic Risk. Key Shareholder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Parent so that he is capable of evaluating the merits and risks of his investment in the Company and has the capacity to protect his own interests. Key Shareholder must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Key Shareholder understands that, other than as required pursuant to the Investor Rights Agreement, Parent has no present intention of registering the Shares. Key Shareholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Key Shareholder to transfer all or any

                                      24.

portion of the Shares under the circumstances, in the amounts or at the times Key Shareholder might propose.

          (b) Acquisition for Own Account. Key Shareholder is acquiring the Shares for Key Shareholder's own account for investment only, and not with a view towards their distribution.

          (c) Key Shareholder Can Protect Its Interest. Key Shareholder represents that by reason of his business or financial experience, Key Shareholder has the capacity to protect his own interests in connection with the transactions contemplated in this Agreement. Further, Key Shareholder is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

          (d) Parent Information. Key Shareholder has been offered the opportunity to discuss Parent's business, management and financial affairs with the officers and management of Parent and has had the opportunity to review the business and financial information supplied by Parent.

          (e) Rule 144. Key Shareholder acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Key Shareholder has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through an unsolicited "broker's transaction" or in transactions directly with a market (as said term is defined under the Exchange Act) and the number of shares being sold during any three-month period not exceeding specified limitations.

          (f) Residence. Key Shareholder resides in the state or province identified in the address of Key Shareholder set forth on Exhibit A.

     3.3 Transfer Restrictions. Each Key Shareholder acknowledges and agrees that the Shares are subject to restrictions on transfer. Each Key Shareholder agrees not to make any disposition of all or any portion of the Shares unless and until:

          (a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

          (b) (A) The transferee has agreed in writing to be bound by the terms of Section 1.13 and this Section 3.3, (B) such Key Shareholder shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Key Shareholder shall have furnished the Company with an

                                      25.

opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel or require subsequent transferees to be bound by the terms of this Agreement for transactions made pursuant to Rule 144 except in unusual circumstances; or

           (c) Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Key Shareholder which is to the Key Shareholder's family member(s), trust for the benefit of such Key Shareholder or such Key Shareholder's family member(s), a corporation, limited liability company, partnership or similar entity, provided that either no less than 50% of the voting power of such entity is owned by Key Shareholders and/or immediate family members of Key Shareholders, or Key Shareholders and/or immediate family members of Key Shareholders have the contractual power to designate no less than 50% of the directors of such entity, or in the case of unincorporated entities, of individuals exercising similar functions, or a donation to a charitable organization; provided that in each case the transferee will be subject to the transfer restrictions of this Section to the same extent as if he were an original Key Shareholder hereunder.

SECTION 4. Representations and Warranties of Parent and Merger Sub.

           Parent and Merger Sub jointly and severally represent and warrant to the Company and the Key Shareholders and except as set forth in the Parent Disclosure Schedule attached hereto, as follows:

     4.1   Capitalization.

           (a) The authorized capital stock of the Parent consists of 20,000,000 shares of Common Stock, 4,339,529 shares of which are issued and outstanding and 12,305,000 shares of Preferred Stock, 1,705,000 of which are designated Series A Preferred Stock, all of which are issued and outstanding, 5,200,000 of which are designated Series B Preferred Stock, 5,120,000 of which are issued and outstanding, and 5,400,000 of which are designated Series C Preferred Stock, 4,954,785 of which are issued and outstanding. All issued and outstanding shares of the Parent's Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. The rights, preferences, privileges and restrictions of the capital stock of Parent are as stated in the Restated Certificate. Each series of Preferred Stock is currently convertible into Common Stock on a one-for-one basis. Except as disclosed on Schedule 4.1 and for the conversion privileges of the Preferred Stock specified in the Restated Certificate, the Common Stock issuable under this Agreement, currently outstanding options to purchase 1,695,862 shares of Common Stock granted to employees, consultants and directors pursuant to Parent's 1997 Stock Plan, warrants to purchase 40,000 shares of Series B Preferred Stock and warrants to purchase 275,000 shares of Series C Preferred Stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from Parent of any of its securities.

                                      26.

          (b) The authorized Capital Stock of Merger Sub consists of 100 shares of Common Stock, all of which are issued and outstanding.

     4.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the full power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock and Parent Preferred Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's shareholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.3 Valid Issuance. The Parent Common Stock and Parent Preferred Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be duly authorized for issuance, validly issued, fully paid and nonassessable.

     4.4 Organization and Standing. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

     4.5 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of Parent or Merger Sub's Certificate of Incorporation or bylaws, or (ii) any resolution adopted by Parent or Merger Sub's stockholders, their boards of directors or any committee of their boards of directors;

          (b) contravene, conflict with or result in a violation of, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub, or any of the assets owned or used by the Parent or Merger Sub, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Parent or Merger Sub or that otherwise relates to the Parent or Merger Sub's business or to any of the assets owned or used by the Parent or Merger Sub;

                                      27.

          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent or Merger Sub, or give any Person the right to (i) declare a default or exercise any remedy under any such material Contract, (ii) accelerate the maturity or performance of any such material Contract, or (iii) cancel, terminate or modify any such material Contract; or

          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Parent or Merger Sub.

     No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except for (a) the filing of this Agreement and officers' certificates with the Delaware Secretary of State and the Oregon Secretary of State and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, and
(b) such consents, approvals orders, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the offer and sale of Parent Common Stock and Parent Preferred Stock pursuant to this Agreement.

     4.6 Compliance with Other Instruments. Parent is not in violation of any term of its Certificate of Incorporation or Bylaws, and to the best of its knowledge, is not in violation of any order, statute, rule or regulation applicable to Parent. To the best of Parent's knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree or ordinance applicable to Parent or Merger Sub or their respective properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit, under (i) any provision of the Certificate of Incorporation or Bylaws of parent or Merger Sub or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets may be bound or affected.

     4.7  Financial Statements.

          (a) The Parent has delivered to the Company and the shareholders of the Company, the following financial statements and notes (collectively, the "Parent Financial Statements"): the audited balance sheet of the Parent as of December 31, 1999, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Parent for the year then ended together with the notes thereto and the unqualified audit report of KPMG LLP relating thereto; and the unaudited balance sheet of the Parent as of April 30, 2000 (the "Parent Statement Date") and the related income statement for the four month period then ended.

                                      28.

          (b) The Parent Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Parent as of the respective dates thereof and the results of operations and cash flows of the Parent for the periods covered thereby. The Parent Financial Statements have been prepared in accordance with generally accepted accounting principles on a basis consistent with prior accounting periods (except that the unaudited financial statement are subject to normal year-end adjustments and do not contain the footnotes and other disclosures required for audited financial statements).

     4.8 Absence of Changes. Since the Parent Statement Date, except as otherwise contemplated by this Agreement:

          (a) there has not been any event resulting in a Material Adverse Effect on the Parent, and, to the knowledge of the Parent, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Parent;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Parent's material assets (whether or not covered by insurance);

          (c) the Parent has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

          (d) the Parent has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Parent Common Stock issued upon the exercise of outstanding Parent Options), (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) there has been no amendment to the Parent's Certificate of Incorporation or bylaws, and the Parent has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) the Parent has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (g) the Parent has not changed any of its methods of accounting or accounting practices in any respect;

          (h)  the Parent has not made any material Tax election;

          (i)  the Parent has not commenced or settled any Legal Proceeding;

          (j) the Parent has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (k) the Parent has not agreed or committed to take any of the actions referred to in clauses "(a)" through "(h)" above.

                                      29.

     4.9 Liabilities. To the best of the knowledge of the Parent, after reasonable investigation, the Parent has no material accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due) that is not reflected, reserved against or disclosed in the Parent Financial Statements, except for: liabilities incurred by the Parent since the Statement Date in the ordinary course of business and consistent with the Company's past practices.

     4.10 Litigation. Except as set forth in the Parent Disclosure Schedule, there is no pending Legal Proceeding, and to the knowledge of the Parent and Merger Sub, no Person has threatened to commence any Legal Proceeding: (i) that involves the Parent or Merger Sub or any of the assets owned or used by the Parent or Merger Sub or to the knowledge of the Parent or Merger Sub, any Person whose liability the Parent or Merger Sub has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the knowledge of the Parent or Merger Sub, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding that would be likely to have a Material Adverse Effect on the Parent.

     4.11 Environmental Matters. To the knowledge of Parent, Parent is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Parent has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Parent is not in compliance with any Environmental Law, and, to the knowledge of Parent, there are no circumstances that may prevent or interfere with Parent's compliance with any Environmental Law in the future. To the knowledge of Parent, no current or prior owner of any property leased or controlled by Parent has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent is not in compliance with any Environmental Law. For purposes of this Section 4.10: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

                                      30.

     4.12 Tax Free Reorganization.

          (a) The shares issued by Parent in the Merger shall have the full voting rights accorded such classes of shares.

          (b) Immediately following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Merger Sub to the Company shareholders who receive cash or other property and Merger Sub assets used to pay reorganization expenses will be included as assets of Merger Sub held immediately prior to the Merger.

          (c) Immediately prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

          (d) Parent has no plan or intention to cause or allow the Surviving Corporation to issue additional shares of its stock that would result in Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

          (e) There is no plan or intention by Parent or any person related to Parent (as defined in Treasury Reg. ss. 1.368-1(e)(3)) to acquire or redeem any of the stock of Parent issued in the Merger either directly or through any transaction, agreement, or arrangement with any other person except for (i) repurchases that are made in connection with the termination of employees in the ordinary course of business or (ii) returns of Escrow Shares pursuant to the terms of the Escrow Agreement.

          (f) Parent has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with and into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation; or to cause the Surviving Corporation to sell or otherwise dispose of any of the assets of Company or Merger Sub, except for dispositions made in the ordinary course of business or transfers of assets or stock of the Surviving Corporation described in Treasury Reg. ss. 1.368-2(k).

          (g) Merger Sub will have no liabilities assumed by the Surviving Corporation and will not transfer to the Surviving Corporation in the Merger any assets subject to liabilities.

          (h) Parent is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (i) Except as otherwise provided in this Agreement, Parent will pay its own expenses, if any, incurred in connection with the Merger.

          (j) Merger Sub is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                                      31.

           (k) Merger Sub has been formed solely in order to consummate the Merger, and Merger Sub has not conducted and will not conduct, prior to the Closing Date, any business activities or other operations of any kind other than the issuance of its stock to Parent.

     4.13 Full Disclosure. This Agreement (including the Parent Disclosure Schedule) does not, and the Parent and Merger Sub Closing Certificate will not,
(i) contain any representation, warranty or information of the Parent that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information of the Parent contained herein (in the light of the circumstances under which such representations, warranties and information were made) not false or misleading in any material respect.

SECTION 5. Covenants of the Parties

     5.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

     5.2 Operation of the Company's Business. During the Pre-Closing Period, except as otherwise contemplated by this Agreement:

           (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

           (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

           (c) the Company shall use reasonable efforts to keep in full force all insurance policies identified in Part 2.17 of the Company Disclosure Schedule;

           (d) the Company shall cause its officers to report regularly (but in no event less frequently than weekly) to Parent concerning the status of the Company's business;

           (e) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, other than distributions to Shareholders made to cover their proportional tax liability incurred as Shareholders of the

                                      32.

Company, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (f) the Company shall not, without the prior written consent of Parent, such consent not to be unreasonably withheld, sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to grant stock options to employees in accordance with its past practices, (y) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, and (z) to issue shares of Company Common Stock upon the conversion of shares of Company Preferred Stock);

          (g) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement, other than those Company Options that will automatically accelerate exercisability upon consummation of the Merger;

          (h) neither the Company nor any of the Key Shareholders shall amend or permit the adoption of any amendment to the Company's Articles of Incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (i) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) the Company shall not make any capital expenditure outside of the ordinary course of business, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $50,000 per month;

          (k) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

          (l) except for transactions in the ordinary course of business, the Company shall not (i) acquire, lease or license any right or other asset from any other Person (except as otherwise required under this Agreement), (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

          (m) the Company shall not (i) lend money to any Person (except that the Company may make routine advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in

                                      33.

exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;

          (n) the Company shall not, without the prior written consent of Parent, (i) establish, adopt or amend any Employee Benefit Plan, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than as disclosed in the Company Disclosure Schedules, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $100,000;

          (o) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

          (p)  the Company shall not make any Tax election;

          (q) the Company shall not commence or settle any material Legal Proceeding;

          (r) the Company shall not agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

     5.3  Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

               (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or any of the Key Shareholders in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any of the Key Shareholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any breach of any covenant or obligation of this Agreement by the Company or any of the Key Shareholders; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

                                      34.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent a notice specifying such change. In addition, at the Closing, the Company shall deliver an updated Company Disclosure Schedule setting forth any required changes to the Company Disclosure Schedule (the "Updated Company Disclosure Schedule"). No such notice or Updated Disclosure shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Section 6 has been satisfied.

     5.4 No Negotiation. During the Pre-Closing Period, neither the Company nor any of the Key Shareholders shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

     The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Key Shareholders during the Pre-Closing Period.

     5.5 Filings and Consents. As promptly as reasonably practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

     5.6 Public Announcements. Neither Parent, the Company nor any of the Shareholders shall issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the other party's prior consent, which consent shall not be unreasonably withheld.

     5.7  Termination of Agreements.

          (a) The Company, the holders of the Company's Series A Preferred Stock (the "Investors") and certain of the Shareholders shall enter into an agreement, reasonably satisfactory

                                      35.

in form and content to Parent (and conditioned and effective upon the Closing), terminating (i) the Registration Rights Agreement dated as of June 23, 1999 by and among the Company and the Investors, and (ii) the Shareholders' Agreement dated as of June 23, 1999 by and among the Company and the Investors.

          (b) The Company and the parties to the agreements listed as Items 1-4, 6-7 and 10 on Schedule 2.10(a)(i) of the Company Disclosure Schedule shall enter in agreements, reasonably satisfactory in form and content to Parent (and conditioned and effective upon the Closing), terminating such agreements.

     5.8 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.9 Release. At the Closing, each of the Shareholders shall execute and deliver to the Company and Parent a Release in the form of Exhibit D.

     5.10 Investment Representation Letter. At the Closing, each of the shareholders of the Company that is not a party to this Agreement, if any, and is not exercising dissenter's rights, shall execute and deliver to Parent an Investment Representation Letter in the form of Exhibit F.

     5.11 Investor Rights Agreement. At the Closing, Parent and each of the Shareholders shall execute and deliver an Amended and Restated Investor Rights Agreement containing terms no less favorable to the Shareholders, in the reasonable judgment of the Company's Board of Directors, than those set forth in Exhibit E (the "Investor Rights Agreement").

     5.12 Tax-Free Reorganization. It is the intent of the parties to this Agreement that the Merger qualify as a tax-free reorganization under Section 368(a) of the Code. Neither the Company, Parent nor Merger Sub will, either before or after consummation of the Merger, take any action which, to the knowledge of such party, would or could reasonably be expected to cause the Merger to fail to constitute a tax-free "reorganization" within the meaning of Code Section 368. Following the Merger, Parent will cause the Surviving Corporation to continue the historic business of Company or use a significant portion of Company's business assets in a business consistent with the provisions of Treasury Reg. ss. 1.368-1(d).

     5.13 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Parent Common Stock and Parent Preferred Stock in connection with the Merger. The Company shall use its commercially reasonable best efforts to assist Parent as may be reasonably necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock and Parent Preferred Stock in connection with the Merger.

                                      36.

     5.14 Restated Certificate of Incorporation. Parent shall take such steps as may be necessary to obtain stockholder approval and file with the Secretary of State of the State of Delaware a Restated Certificate of Incorporation creating a new Series D Preferred Stock containing terms no less favorable to the Shareholders, in the reasonable judgment of the Company's Board of Directors, than those set forth in the Restated Certificate of Incorporation set forth in Exhibit J (the "Restated Certificate").

     5.15 Termination of 401(k) Plan. Prior to the Closing, the Company shall terminate its 401(k) Plan. Distributions from such terminated 401(k) Plan shall not be made until after the receipt of a favorable determination letter from the IRS regarding the plan's qualified status under Section 401(a) of the Code and subject to the adoption of any amendments necessary to maintain such qualified status; provided however that employees of the Company who terminate service to the Company prior to receipt of such determination shall be permitted to receive their distribution pursuant to the terms of the plan. The Company shall be responsible for any administrative or other costs associated with such termination (including, without limitation, obtaining such determination letter and adopting any such amendments). The Company represents and warrants to Parent that the Company will not incur any liability with respect to such termination as a result of (a) the Company's failure to operate or administer its 401(k) Plan in compliance its obligations under ERISA or (b) the Company's underfunding of any obligations under the 401(k) Plan prior to the Closing.

SECTION 6. Conditions Precedent to Obligations of Parent and Merger Sub

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1 Accuracy of Representations. Each of the representations and warranties made by the Company and the Key Shareholders in this Agreement shall be accurate in all material respects as of the Closing (without giving effect to the Updated Company Disclosure Schedule).

     6.2 Performance of Covenants. All of the covenants and obligations that the Company and the Key Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

     6.3 Shareholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative vote of at least 90% of the shares of Company Common Stock and at least 90% of the shares of Company Preferred Stock entitled to vote with respect thereto.

     6.4 Consents. Other than as set forth on Schedule 6.4, all Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including those Consents identified in Part 2.21 of the Company Disclosure Schedule that Parent desires to obtain) shall have been obtained and shall be in full force and effect.

                                      37.

     6.5 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) the Escrow Agreement in the form of Exhibit C, executed by each of the Shareholders, other than those Shareholders who hold Appraisal Shares;

          (b) a Release in the form of Exhibit D, executed by each of the Shareholders, other than those Shareholders who hold Appraisal Shares;

          (c) an Audio-Bridging Services Agreement between Parent and Envoy Global, Inc., in the form of Exhibit G;

          (d) a legal opinion of Perkins Coie, LLP, dated as of the Closing Date, substantially in the form attached as Exhibit H;

          (e) a certificate executed by the Company and containing the representation and warranty of the Company that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, and 6.6 have been duly satisfied (the "Company Closing Certificate"); and

          (f) written resignations of all directors of the Company, effective as of the Effective Time.

     6.6 Divestiture of Subsidiary. The Company shall have completed the sale, spin-off or other divestiture of Envoy Global Inc. ("EGI") into a separate legal entity in a manner reasonably acceptable to Parent.

     6.7 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.4 in accordance with
Section 1.897-2(h)(2)(v) of the Internal Revenue Code.

     6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.9 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

     6.10 Filing of Restated Certificate of Incorporation. The Restated Certificate of Incorporation of Parent shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

                                      38.

     6.11 Filing of Articles of Merger and Certificate of Merger. The Articles of Merger, in a form acceptable to Parent and the Company, shall have been filed with the Secretary of State of the State of Oregon and the Certificate of Merger, in a form acceptable to Parent and the Company, shall have been filed with the Secretary of State of the State of Delaware.

     6.12 Termination of Existing Employment Agreements. The employment agreements between the Company and each of Lori Anderson, Jim Cruckshank, Bruce Frydenlund and Edwin J. O'Mara shall be terminated and of no further force and effect.

     6.13 Termination of 401(k) Plan. The Company's 401(k) plan shall have been terminated as provided in Section 5.15.

SECTION 7. Conditions Precedent to Obligations of the Company and the
    Shareholders

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be accurate in all material respects as of the Closing (without giving effect to any update to the Parent Disclosure Schedule).

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects

     7.3  Documents. The Company shall have received the following documents:

          (a) the Escrow Agreement in the form of Exhibit C, executed by Parent;

          (b) an Amended and Restated Investor Rights Agreement in the form of Exhibit E, executed by Parent and at least the requisite number of existing stockholders of Parent necessary to amend such agreement;

          (c) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, substantially in the form attached as Exhibit I; and

          (d) a certificate executed by the Parent and containing the representation and warranty of the Parent that each of the representations and warranties set forth in Section 4 is accurate in all respects as of the Closing Date as if made on the Closing Date and that the conditions set forth in Section
7.1 and 7.2 have been duly satisfied (the "Parent Closing Certificate").

     7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal

                                      39.

Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.5 Consents. All Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, except for such Consents, the failure of which to obtain, could not reasonably be expected to have a Material Adverse Effect on Parent or the Surviving Corporation or a Material Adverse Effect on the Company or any of the Key Shareholders.

     7.6 Shareholder Approval. The principal terms of the Merger shall have been duly approved by the affirmative vote of a majority of the shares of Company Common Stock and at least 75% of the shares of Company Preferred Stock entitled to vote with respect thereto.

     7.7 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by the Shareholders of any right pertaining to their ownership of Company Common Stock or Company Preferred Stock or of Parent Common Stock or Parent Preferred Stock.

     7.8 Filing of Restated Certificate of Incorporation. The Restated Certificate of Incorporation of Parent shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

     7.9 Filing of Articles of Merger and Certificate of Merger. The Articles of Merger, in a form acceptable to Parent and the Company, shall have been filed with the Secretary of State of the State of Oregon and the Certificate of Merger, in a form acceptable to Parent and the Company, shall have been filed with the Secretary of State of the State of Delaware.

     7.10 Qualification as a Tax-Free Reorganization. The Company shall be reasonably satisfied that the Merger qualifies as a tax-free reorganization under Section 368(a) of the Code.

SECTION 8. Indemnification, Etc.

     8.1  Survival of Representations, Etc.

          (a) The representations and warranties made by the Company and the Key Shareholders (including the representations and warranties set forth in Sections 2 and 3) shall survive the Closing and shall expire twelve (12) months after the Closing (the "Indemnification Period"); provided, however, that if, at any time prior to the end of the Indemnification Period, any Indemnitee (acting in good faith) delivers to the Agents a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company or the Key Shareholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 8.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice (and only to the extent of that claim) shall survive the end of the Indemnification Period until such time as such claim is fully and finally resolved. The representations and

                                      40.

warranties made by Parent and Merger Sub (including the representations and warranties set forth in Section 4) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, the Agents (acting in good faith) deliver to Parent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Parent and Merger Sub (and setting forth in reasonable detail the basis for the Agents' belief(s) that such an inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved.

          (b) The representations, warranties, covenants and obligations of the Company and the Key Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule shall be deemed to be a representation and warranty made by the Company pursuant to Section 2 of this Agreement, and shall modify any such representations and warranties, as applicable.

     8.2  Indemnification by Shareholders.

          (a)  From and after the Effective Time (but subject to Section 8.1(a),
8.3 and 8.4), the Shareholders shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of: (i) any inaccuracy in or breach of any representation or warranty set forth in Sections 2 or 3 or in the Closing Certificate, after giving effect to the Updated Company Disclosure Schedule;
(ii) any breach of any covenant or obligation of the Company or any of the Shareholders (including the covenants set forth in Section 5); and (iii) that certain Stock Purchase Agreement between the Company and Envoy Global, Inc. expected to be executed on or before the Closing Date.

          (b) The Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

          (c) Notwithstanding anything in this Section 8.2 to the contrary, in the event of a breach of any representation or warranty contained in Section 3 of this Agreement, only the Shareholder who committed such breach shall be liable for any Damages related to such breach.

                                      41.

     8.3  Satisfaction of Indemnification Claim.

          (a) In the event the Company or the Shareholders shall have any liability (for indemnification or otherwise) to any Indemnitee under this
Section 8, such liability shall first, subject to Section 8.2(c), be satisfied by delivering to such Indemnitee subject to and in accordance with the terms of the Escrow Agreement the number of shares of the Parent Common Stock or Parent Preferred Stock determined by dividing (a) the aggregate dollar amount of such liability by (b) the greater of (i) $18.00 per share, or (ii) the then current Fair Market Value (as defined below) of one share of the Company's Series D Preferred Stock or, if the Series D Preferred Stock has been converted into Parent Common Stock, the Fair Market Value of one share of Parent Common Stock.

          (b) The maximum collective liability of the Company and the Shareholders under this Agreement, and any document or instrument delivered in connection with this Agreement, relating to breaches of the representations and warranties contained in Sections 2 and 3, other than the Specified Representations and Warranties (as defined below), shall not exceed the shares held pursuant to the Escrow Agreement. The "Specified Representations and Warranties" shall mean Sections 2.3, 2.4, 2.9, 2.11, 2.14 and 2.19.

          (c) The maximum collective liability of the Company and the Shareholders under this Agreement, and any document or instrument delivered in connection with this Agreement, relating to breaches of the Specified Representations and Warranties, shall not exceed the amount equal to 1,027,083 multiplied by the Fair Market Value of one share of the Company's Series D Preferred Stock or, if the Series D Preferred Stock has been converted into Parent Common Stock, the Fair Market Value of one share of Parent Common Stock.

          (d) Each Shareholder's liability under this Section 8 shall be limited to such Shareholder's pro rata portion of any such liability and shall not exceed such Shareholder's pro rata portion of the maximum collective liability set forth in Section 8.3(c).

          (e) The "Fair Market Value" of the Parent Preferred Stock or, if the Series D Preferred Stock has been converted into Parent Common Stock, the Fair Market Value of one share of Parent Common Stock shall be determined as follows:

               (i) In the event that neither the Parent Common Stock nor the Parent Preferred Stock are publicly traded, the Fair Market Value shall be determined in the good faith reasonable judgment of the Board of Directors; and

               (ii) In the event that either the Parent Common Stock or the Parent Preferred Stock is publicly traded, the Fair Market Value shall be the average of the closing price a one share of such stock on the 10 trading days prior to the satisfaction of any indemnification claim.

     8.4 Threshold. The Company and the Shareholders shall not be required to make any indemnification payment pursuant to Section 8 until such time as the total amount of all Damages (including the Damages arising from such breach and all other Damages arising from

                                      42.

any other breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $150,000 in the aggregate. At such time as the total amount of such Damages exceeds $150,000 in the aggregate, the Indemnitees shall be entitled to be indemnified against the full amount of such Damages (and not merely the portion of such Damages exceeding $150,000).

     8.5 No Contribution. Each Shareholder waives, and acknowledges and agrees that such Shareholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Shareholder may become subject under or in connection with Section 8 of this Agreement as a result of the breach by such Shareholder of any of the representations, warranties, covenants or agreements of such Shareholder contained herein.

     8.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 8, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding (as contemplated by Section 8.1) shall be borne and paid exclusively by the Shareholders;

          (b) each Shareholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the prior written consent of the Agents; provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Agents prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Agents shall not limit any of the obligations of the Shareholders under this Section 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     8.7 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

                                      43.

SECTION 9.  Termination

     9.1  Termination Events. This Agreement may be terminated prior to the
Closing:

          (a)  by Parent if:

               (i) at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time (or any amendment thereto) (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

               (ii) Parent reasonably determines on a good faith basis that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

               (iii) the Closing has not taken place on or before July 15, 2000 (or any amendment thereto) (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement).

          (b)  by the Company or the Shareholders if

               (i) at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

               (ii) the Company reasonably determines on a good faith basis that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company or any of the Key Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

               (iii) the Closing has not taken place on or before July 15, 2000 (or any amendment thereto) (other than as a result of the failure on the part of the Company or any of the Key Shareholders to comply with or perform any covenant or obligation set forth in this Agreement).

          (c) by the mutual consent of Parent, the Company and a majority in interest of the Key Shareholders.

     9.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1(a), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company or the Key Shareholders wish to terminate this Agreement pursuant to
Section 9.1(b), the Company or the Agents shall deliver to Parent a written notice stating that the Company or the Agents are terminating this Agreement and setting forth a brief description of the basis on which the Company or the Agents are terminating this Agreement.

                                      44.

     9.3  Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10.

SECTION 10. Miscellaneous Provisions

     10.1 Agents. By virtue of the approval of the Merger and this Agreement by a vote of the Shareholders, the Shareholders shall have approved, effective upon such vote, and without further act of any Shareholder, among other matters, the indemnification and escrow terms set forth in Section 8 and the expense reimbursement provisions in Section 10.3 and shall have irrevocably appointed, effective upon such vote, and without further act of any Shareholder, Robert J. Jesenik and Mark Reed, acting jointly as their agents for purposes of Section 8 of this Agreement (each an "Agents," collectively, the "Agents"). Subject to the approval of the Merger and this Agreement by a vote of the Shareholders, Robert
J. Jesenik and Mark Reed hereby accept their appointment as the Agents. Parent shall be entitled to deal exclusively with the Agents on all matters relating to
Section 8, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Agents with respect thereto, and on any other action taken or purported to be taken on behalf of any Shareholder by the Agents, as fully binding upon such Shareholder. If an Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as an agent of the Shareholders, then the Shareholders representing a majority in interest of the Escrow Shares shall, within ten days after such death or disability, to appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become an "Agent" for purposes of Section 9 and this Section 10.1. If for any reason there is no Agent at any time, all references herein to the Agent shall be deemed to refer to the Shareholders. Neither Agent shall be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to either (i) the advice of counsel or (ii) the vote of a majority in interest of the Shareholders, shall be conclusive evidence of such good faith. The Shareholders of the Company shall severally indemnify each Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of his duties hereunder or under the Escrow Agreement (including, without limitation, the reasonable fees and expenses of any legal counsel retained by the Agent). Notwithstanding the foregoing, the Agents shall not be authorized or appointed to act for or on behalf of any Key Shareholder with respect to any claim relating to a breach by such Key Shareholder of any representation or warranty contained in Section 3 of this Agreement or of any of the covenants of such Key Shareholder under this Agreement.

     10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

                                      45.

     10.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and
(d) the consummation of the Merger; provided, however, that, to the extent the total amount of all such legal fees, costs and expenses incurred by or for the benefit of the Company, (exclusive of any legal fees and costs of Parent) exceeds $550,000 in the aggregate, such fees, costs and expenses shall be borne and paid by the Shareholders and not by the Company. All such properly documented legal fees, costs and expenses incurred by or for the benefit of the Company, (exclusive of any legal fees and costs of Parent) shall be paid at the Closing.

     10.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) if given by facsimile, when transmitted and the appropriate telephonic confirmation received, (b) if given by telex, when dispatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice, (c) if given by first-class air mail (certified and return-receipt requested), when delivered, and (d) if given by a nationally recognized overnight courier, when received or personally delivered, in each case, with all charges prepaid to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto in accordance with this Section 9.4):

                  if to Parent:   PlaceWare, Inc.
                                  295 North Bernardo Ave.
                                  Mountain View, CA 94043
                                  Attention: Kevin R. Evans
                                  Facsimile: (650) 526-6199

                                      46.

          with a copy to:             Cooley Godward LLP
                                      Five Palo Alto Square
                                      3000 El Camino Real
                                      Palo Alto, CA 94306
                                      Attention: James F. Fulton, Jr., Esq.
                                      Facsimile: (650) 849-7400

          if to the Company:          Envoy i-Con, Inc.
                                      919 SW Taylor Street, Suite 600
                                      Portland, OR 97205-2587
                                      Attention: Ed O'Mara
                                      Facsimile: (503) 323-0650
                                      (correspondence should be marked as
                                      "Confidential")

          with a copy to:             Perkins Coie, LLP
                                      1211 SW Fifth Avenue
                                      Suite 1500
                                      Portland, OR 97204
                                      Fax: (503) 727-2222
                                      Attention: Brentley M. Bullock

          if to Agents:               Robert J. Jesenik
                                      c/o JMW Capital Partners Inc.
                                      8201 SE 17th Avenue
                                      Portland, OR 97202
                                      Facsimile: (503) 727-2222

                                      Mark Reed
                                      4185 Rosepark Dr.
                                      West Linn, OR 97068
                                      Facsimile: (503) _______

          If to any Key Shareholder:  The address listed on Exhibit A

     10.6 Confidentiality. Without limiting the generality of anything contained in Section 5.2, on and at all times during the period ending three years after the Closing Date, each Key Shareholder shall keep confidential, and shall not use or disclose to any other Person (other than to such Key Shareholder's legal counsel, accountants and financial and other advisers), any confidential or proprietary non-public document or other non-public information in such Key Shareholder's possession that relates to the business of the Company or Parent without prior written consent; provided that the foregoing shall not apply to any documents or information (a) lawfully received from a third party (other than the Company or the Parent) having rights to disseminate such documents or information without restriction or (b) required by law to be disclosed pursuant to subpoena or court order; provided, that such Key Shareholder shall

                                      47.

promptly notify the Parent of its receipt of such subpoena or court order and shall provide the Parent with an opportunity (if then available) to contest the propriety of such subpoena or order.

     10.7  Time of the Essence.  Time is of the essence of this Agreement.

     10.8 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page to this Agreement, any agreements, documents or instruments to be executed in connection herewith, or any amendment, waiver, consent or supplement hereto or thereto, by facsimile transmission shall be as effective as delivery of a manually signed counterpart thereof.

     10.10 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     10.11 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Key Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company (to the extent set forth in Section 1.5); the Key Shareholders; Parent; Merger Sub; the other Indemnitees (subject to
Section 8.6); and the respective successors and assigns (if any) of the foregoing.

     10.12 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     10.13 Waiver.

           (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

                                      48.

           (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

     10.15 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.16 Parties in Interest. Except for the provisions of Section 8, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.17 Entire Agreement. This Agreement, and the schedules, exhibits and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that any Non-Disclosure Agreements between Parent and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Non-Disclosure Agreement is terminated in accordance with its terms.

     10.18 Construction.

           (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

           (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

           (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

                                      49.

           (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     10.19 Withholding Obligations. Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts, if any, as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.



                     [This space intentionally left blank]

                                      50.

     The parties hereto have caused this AGREEMENT AND PLAN OF MERGER AND REORGANIZATION to be executed as of the date first above written.


                                       PLACEWARE, INC.,
                                       a Delaware corporation

                                       By:____________________________________

                                       Title:_________________________________


                                       GROMIT ACQUISITION CORP.,
                                       a Delaware corporation

                                       By:____________________________________

                                       Title:_________________________________


                                       ENVOY I-CON, INC.,
                                       an Oregon corporation

                                       By:____________________________________

                                       Title:_________________________________


                                       AGENTS:

                                       _______________________________________
                                       Robert J. Jesenik

                                       _______________________________________
                                       Mark Reed


                                       KEY SHAREHOLDER:

                                       By:____________________________________

                                       Print Name:____________________________

                                       Title:_________________________________


                                SIGNATURE PAGE

                               LIST OF EXHIBITS


Exhibit A     Schedule of Key Shareholders

Exhibit B     Certain Definitions

Exhibit C     Form of Escrow Agreement

Exhibit D     Form of Release

Exhibit E     Form of Amended and Restated Investor Rights Agreement

Exhibit F     Form of Investment Representation Letter

Exhibit G     Form of Audio-Bridging Services Agreement

Exhibit H     Form of Legal Opinion of Perkins Coie LLP

Exhibit I     Form of Legal Opinion of Cooley Godward LLP

Exhibit J     Form of Restated Certificate of Incorporation

                                      v.

                                   EXHIBIT A

                         SCHEDULE OF KEY SHAREHOLDERS

NAME AND ADDRESS                                                               NUMBER OF SHARES OF STOCK
-----------------------------------------------------------    -------------------------------------------------------
Edwin J. O'Mara                                                                     14,286 Series A
19885 Bellevue Way
West Linn, OR 97068

Bruce Frydenlund                                                                    1,339,325 Common
3345 Barrington Drive                                                               23,045 Series A
West Linn, OR 97068

Dennis M. Finnigan and Barbara P. Finnigan 1989 Living                                61,677 Common
Trust                                                                                5,486 Series A
1059 SW Schaeffer Road
West Linn, OR 97068

John Appel                                                                           51,432 Series A
211 Cypress Hills Ct.
Danville, CA 94526

Anfuso Family Trust                                                                   674,999 Common
3101 NE 156th Avenue                                                                  11,164 Series A
Portland, OR 97230

George Communications LLC                                                             450,000 Common
90 Eldridge Avenue                                                                    36,015 Series A
Mill Valley, CA 94941

Buehner-Fry, Inc.                                                                      450,000 Common
62975 Boyd Acres Road, Suite 3                                                          7,443 Series A
Bend, OR 97701

Kurt H. Dalbey                                                                         450,000 Common
24825 NW Newland Road                                                                  7,443 Series A
Wilsonville, OR 97070

Robert J. Jesenik                                                                      449,999 Common
3480 Cascade Terrace                                                                   21,729 Series A
West Linn, OR 97068

Mark Reed                                                                              14,286 Series A
4185 Rosepark Dr.
West Linn, OR 97068

                                   EXHIBIT B

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit B):

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (b) the acquisition of (i) more than fifty percent (50%) of the capital stock of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire more than fifty percent (50%) of the capital stock of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for more than fifty percent (50%) of the capital stock of the Company; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached (including the Company Disclosure Schedule and Parent Disclosure Schedule), as it may be amended from time to time.

     Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; or (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation.

     Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company, and that is material to the business of the Company as currently conducted.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable attorneys' fees but excluding in-house counsel fees), charge, cost (including costs of investigation) or expense of any nature.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     Governmental Authorization. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body; in any case, material to the business of the Company as presently conducted.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

                                     B-2.

     Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent;
(b) the Surviving Corporation; and (c) the respective successors and assigns of the Persons referred to in clauses "(a)" and "(b)" above.

     knowledge. "knowledge" as to any Person shall mean to such Person's actual knowledge, after reasonable inquiry; provided that reasonable inquiry shall not require that the Company or the Key Shareholders make inquiry of third parties that are not directors, officers, employees, agents and/or representatives of the Company.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Material Adverse Effect. "Material Adverse Effect" means a material adverse effect on the referenced entity's business, condition, assets, liabilities, operations or financial performance, and any subsidiaries of the referenced entity, taken as a whole.

     Parent Disclosure Schedule. "Parent Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to the Company on behalf of Parent.

     Person. "Person" shall mean any individual, Entity or Governmental Body.

     Pre-Closing Period. "Pre-Closing Period" shall mean the period between the signing of the Letter of Intent between the Company and Parent until the date hereof.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, mask work, mask work application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

                                     B-3.

     SEC. "SEC" shall mean the United States Securities and Exchange Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                     B-4.